Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kraton Performance Polymers, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333‑163893) and Form S-3 (No. 333-206570) of Kraton Performance Polymers, Inc. of our reports dated February 24, 2016, with respect to the consolidated balance sheets of Kraton Performance Polymers, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 10-K of Kraton Performance Polymers, Inc. Our report dated February 24, 2016 refers to a change in accounting for deferred income taxes.
/s/    KPMG LLP
Houston, Texas
February 24, 2016